USF&G CORPORATION     Exhibit 21 - Subsidiaries of the Registrant



Name of Subsidiary                                        State of Incorporation

United States Fidelity and Guaranty Company                             Maryland

Fidelity & Guaranty Life Insurance Company                              Maryland


The names of other subsidiaries have been omitted because, when considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as defined by Regulation S-X.